UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2017

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Agreement.

On September 27, 2017, EPR Properties (the “Company”) entered into a Second Amended, Restated and Consolidated Credit Agreement (the “Amended Credit Agreement”) providing for a $1.0 billion senior unsecured revolving credit facility (the “New Revolving Credit Facility”) and a $400.0 million senior unsecured term loan facility (the “New Term Loan Facility”) with KeyBank National Association (“KeyBank”), as administrative agent, and the other agents and lenders party thereto.

The Amended Credit Agreement amended, restated and replaced the Company’s prior senior unsecured revolving credit and term loan facilities provided under the Amended, Restated and Consolidated Credit Agreement, dated as of April 24, 2015, among the Company and certain of the Company’s subsidiaries, as co-borrowers, KeyBank, as administrative agent, and the other agents and lenders party thereto. The amendments to the prior senior unsecured revolving credit and term loan facilities reflected in the Amended Credit Agreement, among other things: (i) released the Company’s subsidiaries from their obligations as co-borrowers under the facilities; (ii) increased the initial borrowing amounts under the facilities; (iii) extended the maturity date of the facilities; (iv) lowered certain interest rate and related pricing terms under the facilities; (v) modified certain financial covenants under the facilities; and (vi) added a foreign currency revolving credit subfacility.

The Amended Credit Agreement provides for an extension of credit not to exceed $1.4 billion, comprised of an initial maximum principal amount of $1.0 billion available under the New Revolving Credit Facility (which includes a $100.0 million letter-of-credit subfacility and a $300.0 million foreign currency revolving credit subfacility) and an initial maximum principal amount available under the New Term Loan Facility of $400.0 million. The Amended Credit Agreement contains an “accordion” feature under which the Company may increase the total maximum principal amount available under the Amended Credit Agreement (under the New Revolving Credit Facility and the New Term Loan facility on a consolidated basis) by $1.0 billion, to a total of $2.4 billion. If the Company exercises all or any portion of the $1.0 billion accordion feature referenced above, the resulting increase in the New Revolving Credit Facility or the New Term Loan Facility, as applicable, may have a shorter or longer maturity date and different pricing terms. Any exercise of the accordion feature requires the consent of each lender participating in the increased facility.

The New Revolving Credit Facility matures on February 21, 2022, subject to a seven-month extension exercisable at the Company’s option. The Company’s exercise of the extension option is subject to the absence of any defaults under the Amended Credit Agreement and the Company’s compliance with certain conditions, including the payment of extension fees to the lenders under the New Revolving Credit Facility. The New Term Loan Facility matures on February 21, 2023.

Approximately $350.0 million of the proceeds of the New Term Loan Facility was used to repay indebtedness outstanding under the Company’s prior term loan facility, and the Company was advanced the remaining $50.0 million available under the New Term Loan Facility at closing. The full $1.0 billion of borrowing availability under the New Revolving Credit Facility was available at closing, approximately $210.0 million of which was used to repay indebtedness outstanding under the Company’s prior revolving credit facility. The Company’s ability to obtain revolving credit advances under the Amended Credit Agreement is contingent upon certain conditions, including the absence of a default under the Amended Credit Agreement. Revolving credit and term loan proceeds may be used for general business purposes, including the acquisition of real estate and other permitted investments.

The outstanding principal balance of U.S. dollar-denominated loans under the New Revolving Credit Facility bears interest at fluctuating rates. These rates are based on LIBOR or the Base Rate, at the Company’s option, plus an applicable spread based on the ratings periodically assigned to the Company’s senior long-term unsecured debt by rating agencies, as set forth in the table below. The Company also pays a facility fee on the total facility amount ($1.0 billion or, upon the exercise of the “accordion” feature described above, the resulting increased amount), which fee is calculated by multiplying the total facility amount by a fluctuating annual rate based on the ratings periodically assigned to the Company’s senior long-term unsecured debt by rating agencies, as set forth in the table below.

S&P rating	Moody’s rating	Fitch’s rating	Base rate spread	LIBOR spread	Facility fee
≥ A-	≥ A3	≥ A-	0.00%	0.825%	0.125%
= BBB+	= Baa1	= BBB+	0.00%	0.875%	0.15%
= BBB	= Baa2	= BBB	0.10%	1.00%	0.20%
= BBB-	= Baa3	= BBB-	0.20%	1.20%	0.25%
≤ BB+	≤ Ba1	≤ BB+	0.55%	1.55%	0.30%

During any period that the Company has received credit ratings from any of the three rating agencies set forth in the table above which are not equivalent, pricing will be determined by the highest of the credit ratings, provided that the next highest credit rating is only one level below that of the highest credit rating. If the next highest credit rating is more than one level below that of the highest credit rating, pricing will be determined by the credit rating one level higher than the second highest credit rating. Different interest rates apply to loans outstanding under the New Revolving Credit Facility that are not denominated in U.S. Dollars. Upon closing of the New Revolving Credit Facility, the Company initially elected an interest rate based upon LIBOR with a rate equal to LIBOR plus the applicable 1.00% LIBOR spread, which represented a reduction from the 1.25% LIBOR spread that would have applied under the Company’s prior revolving credit facility. Upon closing of the New Revolving Credit Facility, the facility fee was 0.20%, which represented a reduction from the facility fee of 0.25% that would have applied under the Company’s prior revolving credit facility.

The New Revolving Credit Facility does not require payment of an unused line fee on the unused portion of the New Revolving Credit Facility.

The outstanding principal balance under the New Term Loan Facility bears interest at fluctuating rates, which are based on LIBOR or the Base Rate, at the Borrowers’ option, plus an applicable spread based on the ratings periodically assigned to the Company’s senior long-term unsecured debt by rating agencies, as set forth in the table below.

S&P rating	Moody’s rating	Fitch’s rating	Base rate spread	LIBOR spread
≥ A-	≥ A3	≥ A-	0.0%	0.90%
= BBB+	= Baa1	= BBB+	0.0%	0.95%
= BBB	= Baa2	= BBB	0.10%	1.10%
= BBB-	= Baa3	= BBB-	0.35%	1.35%
≤ BB+	≤ Ba1	≤ BB+	0.75%	1.75%

During any period that the Company has received credit ratings from any of the three rating agencies set forth in the table above which are not equivalent, pricing will be determined by the highest of the credit ratings, provided that the next highest credit rating is only one level below that of the highest credit rating. If the next highest credit rating is more than one level below that of the highest credit rating, pricing will be determined by the credit rating one level higher than the second highest credit rating. Upon closing of the New Term Loan Facility, the Company initially elected an interest rate based upon LIBOR with a rate equal to LIBOR plus the applicable 1.10% LIBOR spread, which represented a reduction from the 1.40% LIBOR spread that would have applied under the Company’s prior term loan facility.

Interest on the outstanding principal balance of the New Term Loan Facility is payable monthly. Principal does not amortize and is prepayable without premium or penalty, in whole or in part, at any time with a final due date of February 21, 2023.

For purposes of both the New Revolving Credit Facility and the New Term Loan Facility: (i) “LIBOR” is determined based upon the Company’s selection of interest periods of one-, two-, three- or six-months for LIBOR loans, subject to availability; and (ii) “Base Rate” is the greater of (a) the agent’s prime rate of interest announced from time to time, or (b) 0.5% above the then-current Federal Funds Rate, or (c) 1.0% above the then-current 30-day LIBOR.

The Amended Credit Agreement contains customary covenants for credit facilities of this type, including restrictions on the ability of the Company and/or all or certain of its subsidiaries to take the following actions: (i) make distributions; (ii) incur debt; (iii) make investments; (iv) grant or suffer liens; (v) undertake mergers, consolidations, asset sales and other fundamental entity changes; (vi) make material changes to contracts and organizational documents; and (vii) enter into transactions with affiliates.

The Amended Credit Agreement also contains financial covenants applicable to the Company and some or all of its subsidiaries involving: (i) maximum total debt to total asset value; (ii) maximum permitted investments; (iii) minimum tangible net worth; (iv) maximum secured debt to total asset value; (v) maximum unsecured debt to eligible unencumbered properties; (vi) minimum unsecured interest coverage; and (vii) minimum fixed charge coverage.

The Amended Credit Agreement provides for certain customary events of default, including among others, non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants, cross defaults with certain other indebtedness, insolvency or inability to pay debts, bankruptcy, or a change of control.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

In connection with the Company’s entry into the Amended Credit Agreement, the obligations of the Company’s subsidiaries that were co-borrowers under the Company’s prior senior unsecured revolving credit and term loan facilities were released. As a result, simultaneously with the Company’s entry into the Amended Credit Facility, the guarantees by the Company’s subsidiaries that were guarantors with respect to the Company’s outstanding 4.500% Senior Notes due 2027, 4.750% Senior Notes due 2026, 4.500% Senior Notes due 2025, 5.250% Senior Notes due 2023, 5.750% Senior Notes due 2022, and 7.750% Senior Notes due 2020 were released in accordance with the terms of the applicable indentures governing such notes.

Similarly, simultaneously with the Company’s entry into the Amended Credit Facility, the guarantees by the Company’s subsidiaries that were guarantors of the Company’s outstanding 4.35% Series A Guaranteed Senior Notes due August 22, 2024 and 4.56% Series B Guaranteed Senior Notes due August 22, 2026 were also released. The foregoing release was effected by the Company entering into a First Amendment to Note Purchase Agreement, dated as of September 27, 2017, among the Company and the required institutional investors party thereto (the “First Amendment”). The First Amendment amended the Note Purchase Agreement, dated August 1, 2016, among the Company and certain institutional investors governing the terms of the foregoing notes (the “Note Purchase Agreement”). In addition to releasing the Company’s subsidiary guarantors as described above, the First Amendment amended the Note Purchase Agreement to, among other things: (i) amend certain financial and other covenants and provisions in the Note Purchase Agreement to conform generally to the corresponding covenants and provisions contained in the Amended Credit Agreement; (ii) provide the investors thereunder certain additional guaranty and lien rights, in the event that certain subsequent events occur; (iii) expand the scope of the “most favored lender” covenant contained in the Note Purchase Agreement; and (iv) impose restrictions on debt that can be incurred by certain subsidiaries of the Company.

The foregoing description of the First Amendment does not purport to be complete and is subject to, and qualified in its entirety by, reference to the First Amendment, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Second Amended, Restated and Consolidated Credit Agreement, dated as of September 27, 2017, among the Company, as borrower, KeyBank National Association, as administrative agent, and the other agents and lenders party thereto.

10.2	First Amendment to Note Purchase Agreement, dated as of September 27, 2017, among the Company and the institutional investors party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Executive Vice President, Treasurer and Chief Financial Officer

Date: September 27, 2017